POULTON & YORDAN
                             ATTORNEYS AT LAW

                   136 EAST SOUTH TEMPLE, SUITE 1700-A
                        SALT LAKE CITY, UTAH 84111

Richard T. Ludlow                                 Telephone: (801) 355-1341
                                                        Fax: (801) 355-2990

                               July 31, 2002



Board of Directors
Rescon Technology Corporation
25 Fairchild Avenue, Suite 500
Plainview, New York 11803

     Re: Opinion and Consent of Counsel with respect to Registration Statement on Form S-8 for Rescon Technology Corporation.

Gentlemen:

     You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and distribution of certain securities of the Company pursuant to the filing of a registration statement on Form S-8 with the Securities and Exchange Commission.

     The proposed offering relates to up to 985,000 shares of common stock, $.0001 par value (the "Common Stock"), to be offered to consultants as outlined in the Consulting Agreements between Rescon Technology Corporation and Instant Agents, Geo Traders, Quentin Corporation, Edward Toscano, Johnathan Berlin and Anthony O'Donnell. It is our opinion that the shares of common stock will, when issued in accordance with the terms and conditions set forth in the registration statement, be duly authorized, validly issued, fully paid and nonassessable shares of common stock of the Company in accordance with the corporation laws of the State of Nevada.

     We consent to be named by the Company in the registration statement and prospectus included therein. We also consent to the Company filing this legality opinion as an exhibit to the registration statement.


                                   Very truly yours,

                                   POULTON & YORDAN


                                   /s/ Richard T. Ludlow
                                       Richard T. Ludlow
                                       Attorney at Law